Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into and effective as of May 21, 2014, by and between MERCANTILE BANK CORPORATION, a Michigan corporation and a registered bank holding company (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Lender”).

RECITALS

The Company has requested that the Lender extend to it credit in the aggregate principal amount of $11,000,000 in the form of a Term Loan. The Lender has agreed to extend credit to the Company upon all of the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, the receipt and sufficiency of all such consideration being hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1  DEFINITIONS AND TERMS

1.1           Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” shall mean, as to any Person, any (a) director or officer of such Person, or (b) Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if the controlling Person directly or indirectly, either individually or together with (in the case of an individual) his spouse, lineal descendants and ascendants and brothers or sisters by blood or adoption or spouses of such descendants, ascendants, brothers and sisters, owns fifteen percent (15%) or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of the controlled Person, whether through the ownership of voting securities, through common directors, trustees or officers, by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as amended, supplemented, modified or extended from time to time.

“Bank Subsidiary” shall mean Mercantile Bank, and any Person which is now or hereafter an “insured depository institution” within the meaning of 12 U.S.C. Section 1831(c), as amended, and which is now or hereafter “controlled” by the Company within the meaning of 12 U.S.C. Section 1841(a), as amended.

“Bank Subsidiary Indebtedness” shall mean all (a) indebtedness of a Bank Subsidiary for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which a Bank Subsidiary is liable; (c) obligations of a Bank Subsidiary which are evidenced by notes, acceptances or other instruments; (d) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Bank Subsidiary is liable; and (e) unfunded obligations of the Bank Subsidiary to any Employee Plan; provided that Bank Subsidiary Indebtedness shall not include any liabilities incurred by a Bank Subsidiary in the ordinary course of business which do not exceed $500,000.

“Business Day” shall mean any day (other than a Saturday or Sunday) on which commercial banks are open for business in Milwaukee, Wisconsin and New York, New York.

“Change of Control” shall mean (a) the acquisition by any Person, or two (2) or more Persons acting in concert, of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting ownership interests of the Company, or (b) the lease, sale or transfer or other disposition of all or substantially all of the assets of the Company or any Bank Subsidiary in one or a series of transactions to any Person, or two (2) or more Persons acting in concert. “Change of Control” shall not include, however, any of the foregoing transactions among Subsidiaries of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

“Default” shall mean an event which with the giving of notice or the passage of time or both would constitute an Event of Default.

“EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval system of the United States Securities and Exchange Commission.

“Employee Plan” shall mean any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan maintained for employees of the Company or its Subsidiaries and covered by Title IV of ERISA, including, without limitation, any “multiemployer plan” as defined in ERISA.

“Environmental Law” shall mean any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order, presently in effect or hereafter enacted, promulgated or implemented governing, regulating or imposing liability or standards of conduct concerning the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

“Environmental Liability” shall mean all liability arising under, resulting from or imposed by any Environmental Law and all liability imposed under common law with respect to the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

“Event of Default” shall have the meaning assigned in Section 7.1.

“FDIC” shall mean the Federal Deposit Insurance Corporation and any successor thereof.

“Firstbank” shall mean Firstbank Corporation, a Michigan corporation and a registered bank holding company under the Bank Holding Company Act of 1956.

“Firstbank Merger” shall mean the merger of Firstbank with and into the Company, as described in that certain Agreement and Plan of Merger dated August 14, 2013, as subsequently amended, extended or otherwise modified, between the Company and Firstbank.

“Fiscal Quarter” shall mean any of the quarterly accounting periods of the Company, ending on the last day of March, June, September and December of each calendar year.

“Fiscal Year” shall mean any of the annual accounting periods of the Company ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Net Income plus interest expense plus non-cash expenses minus non-cash income minus cash dividends and distributions paid plus one time tax-adjusted expenses related to the Firstbank Merger during such period to (b) interest expense plus required principal payments on all Indebtedness during such period.  Each of the components of the Fixed Charge Coverage Ratio shall be as reflected on the quarterly Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP most recently filed by the Company with the appropriate Regulatory Authorities, if applicable and as such components are available therein, and if such components are not available therein, as calculated and reported by the Company. For the avoidance of doubt, all of the components of the Fixed Charge Coverage Ratio shall be determined only with respect to the Company and on an unconsolidated basis.

“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board and the Securities and Exchange Commission acting through appropriate boards or committees thereof for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Company and its Subsidiaries.

“Government Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing and including, without limitation, each Regulatory Authority.

“Hazardous Substance” shall mean any pollutant, contaminant, waste, or toxic or hazardous chemicals, wastes or substances, including, without limitation, asbestos, urea formaldehyde insulation, petroleum, PCB’s, air pollutants, water pollutants, and other substances defined as hazardous or toxic in, or subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. § 3251 et seq., the Clean Air Act, 42 U.S.C. § 1857 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., or any other statute, rule, regulation or order of any Government Authority having jurisdiction over the control of such wastes or substances, including without limitation the United States Environmental Protection Agency, the United States Nuclear Regulatory Agency, and any applicable state department or county department of health or similar entity.

“Holding Company Indebtedness” shall mean all (a) indebtedness of the Company for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) commitments by which the Company assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations of the Company which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Company, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company assures a creditor against loss; (g) unfunded obligations of the Company to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Company even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Company which would, in accordance with GAAP, be included on the liability portion of a balance sheet; provided that Holding Company Indebtedness shall not include any liabilities incurred by the Company in the ordinary course of business which do not exceed $500,000.

“Indebtedness” shall mean all (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) commitments by which the Company or a Subsidiary assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Company or a Subsidiary, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company assures a creditor against loss; (g) unfunded obligations of the Company or a Subsidiary to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Company or any Subsidiary even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Company and its Subsidiaries which would, in accordance with GAAP, be included on the liability portion of a balance sheet; provided that Indebtedness shall not include any liabilities incurred by the Company or any Subsidiary in the ordinary course of business which do not exceed $500,000.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, collateral deposit arrangement, encumbrance, lien (statutory or other), deed of trust, charge, preference, priority, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan Account” shall mean an account on the books of the Lender in which the Lender will record, pursuant to Section 2.3, the Obligations, payments made upon the Obligations, and other advances, debits and credits pertaining to the Obligations.

“Loan Loss Reserves” shall mean, with respect to the Company and each Bank Subsidiary, the loan loss reserve as determined with respect to the Company and each Bank Subsidiary and prepared in accordance with GAAP.

“Loans” shall mean the Term Loan.

“Material” means having or relating to meaningful consequences, and for purposes of this Agreement shall be determined reasonably in light of the facts and circumstances of the matter in question.

“Material Adverse Effect” shall mean (a) a Default, (b) a Material adverse change in the business, Property, operations or condition (financial or otherwise) of the Company and its Bank Subsidiaries taken as a whole, (c) the termination of any Material agreement to which the Company or any Subsidiary is a party which would have a Material adverse effect on the Company and its Bank Subsidiaries, taken as a whole, (d) any Material impairment of the right to carry on the business as now or proposed to be conducted by the Company or any Subsidiary, which would have a Material effect on the Company and its Subsidiaries, taken as a whole, or (e) any Material impairment of the ability of the Company and its Subsidiaries, taken as a whole, to perform the Obligations under this Agreement or the Related Documents. A Material Adverse Effect shall be deemed to have occurred if the cumulative effect of an individual event and all other then existing events would result in a Material Adverse Effect.

“Mercantile Bank” shall mean Mercantile Bank of Michigan, a Michigan banking corporation.

“Net Income” or “Net Loss” shall mean, for any period, the net after-tax income (or net loss) of a Person on a consolidated basis determined in accordance with GAAP, excluding the after-tax effect of the sum of (a) any net earnings of any Subsidiary which are unavailable for the payment of dividends, (b) interest in any net earnings of Persons in which a Person has an ownership interest, other than Subsidiaries, not actually received, (c) gains or losses resulting from the sale of investments or other capital assets (other than transactions of any Bank Subsidiary in the ordinary course of business), and (d) gains on acquisitions arising from the acquisition method of accounting for business combinations.

“Non-Performing Assets” shall mean, at any time, the sum of all Non-Performing Loans plus other real estate owned of each Bank Subsidiary.

“Non-Performing Loans” shall mean, at any time, the aggregate principal amount (including any capitalized interest) of all nonaccruing loans of each Bank Subsidiary plus the aggregate principal amount of all loans of each Bank Subsidiary that are ninety (90) days or more past due and still accruing.

“Notes” shall mean the Term Note, and any note(s) or obligation(s) issued in substitution, replacement, renewal, amendment or restatement thereof.

“Obligations” shall mean the Term Loan, all mandatory prepayments, all costs and expenses payable to the Lender hereunder or under the Related Documents, all liabilities of the Company to the Lender under this Agreement and the Related Documents, including, without limitation, all liabilities under Rate Management Transactions that relate to the Term Loan; provided that for the avoidance of doubt, only liabilities and Holding Company Indebtedness of the Company, and not any liabilities or Indebtedness of any Subsidiary of the Company, shall be included as Obligations.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Liens” shall mean: (a) Liens for taxes, assessments, or governmental charges, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s and other like Liens, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which adequate cash reserves have been provided; (b) easements, restrictions, minor title irregularities and similar matters which have no Material adverse impact upon the ownership and use of the affected Property; (c) Liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business; (d) Liens in favor of the Lender pursuant to the Related Documents; (e) Liens evidenced by conditional sales, purchase money mortgages or other title retention agreements on machinery and equipment (acquired in the ordinary course of business and otherwise permitted to be acquired hereunder) which are created at the time of the acquisition of Property solely for the purposes of securing the Indebtedness incurred to finance the cost of such Property, provided no such Lien shall extend to any Property other than the Property so acquired and identifiable proceeds; (f) government deposit security pledges; and (g) liens and pledges made in connection with repurchase agreements entered into by any Bank Subsidiary; (h) Liens existing on any asset of any Person at the time such Person is acquired by or is combined with any of the Company’s Subsidiaries, provided the Lien was not created in contemplation of that event; (i) Liens on Property required by Regulation W promulgated by the Federal Reserve System; (j) Liens in the ordinary course of business in favor of any Federal Reserve Bank or the United States Treasury; (k) Liens in the ordinary course of business in favor of any Federal Home Loan Bank; and (l) Liens not otherwise permitted by the foregoing clauses of this definition securing Indebtedness (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding not to exceed $500,000; (m) Liens incidental to the conduct of business or ownership of Property of any of the Company’s Subsidiaries which do not in the aggregate materially detract from the value of the Property of the Company’s Subsidiaries or materially impair the use thereof in business operations; (n) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any of the foregoing Liens.

“Person” shall mean an individual, partnership, corporation, limited liability company, partnership, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

“Property” shall mean any interest of any Person of any kind in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Company and the Lender or any of its Affiliates which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation” shall mean any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to the Lender.

“Regulatory Authority” shall mean any state, federal or other authority, agency or instrumentality, including, without limitation, the FDIC, the Federal Reserve Board and the Office of the Comptroller of the Currency, responsible for the examination and oversight of the Company and each Bank Subsidiary.

“Related Documents” shall mean the Term Note, and all other instruments, agreements, certificates, and other documents executed by or on behalf of the Company, any Subsidiary or any guarantor in connection with any of the Obligations or the transactions contemplated under this Agreement, all as amended, supplemented, modified or extended from time to time.

“Requirements of Law” shall mean as to any matter or Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, any Environmental Law), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Government Authority.

“Subsidiary” shall mean as to any Person, a Bank Subsidiary, a corporation, limited liability company, partnership, association, joint venture or other entity of which shares of stock, membership interests or other voting interests having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Tangible Capital” shall mean total common stockholders’ equity plus Loan Loss Reserves minus intangible assets.

“Term Note” shall mean the promissory note from the Company to the Lender in the form of Exhibit A evidencing the Term Loan, as amended, supplemented, modified, extended or restated from time to time.

“Term Loan” shall mean the loan to the Company pursuant to Section 2.1 of this Agreement and evidenced by the Term Note.

“Termination Date” shall mean May 21, 2017, or, in any case, such earlier date on which the Obligations shall terminate as provided in this Agreement.

“Total Risk-Based Capital Ratio” shall mean the Total Risk-Based Capital Ratio determined in accordance with the rules and regulations of the appropriate Regulatory Authority as from time to time in effect, and any successor or other regulation or official interpretation of said Regulatory Authority relating thereto.

1.2           Accounting and Financial Determinations.

(a)     To the extent applicable and except as otherwise specified in this Agreement, where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made on a consolidated basis so as to include Company and each Subsidiary in each such calculation and shall be made in accordance with GAAP; provided, however, that if any change in GAAP from those applied in the preparation of the financial statements referred to in Section 5.3 is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the Securities and Exchange Commission (or its boards or committees or successors thereto or agencies with similar functions), the initial announcement of which change is made after the date hereof, results in a change in the method of calculation of financial covenants, standards or terms found in Section 6, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to reflect such changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such changes as if such changes had not been made; and provided, further, that until such time as the parties hereto agree upon such amendments, such financial covenants, standards and terms shall be construed and calculated as though no change had taken place.

(b)     All regulatory determinations and calculations made in connection with the determination of the status of the Company and any Bank Subsidiary as well capitalized under Section 5.10 hereof, shall be made in accordance with the laws, rules, regulations and interpretations thereof by the Government Authority charged with interpretations thereof, as in effect on the date of such determination or calculation, as the case may be.

(c)     When used herein, the term “financial statement” shall include balance sheets, statements of earnings, statements of stockholders’ equity, statements of cash flows and the notes and schedules thereto, and each reference herein to a balance sheet or other financial statement of the Company shall be to a statement prepared on a consolidated basis, unless otherwise specified.

1.3           Interpretation. The words “hereof,” “herein” and “hereunder” and words of a similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule and Exhibit references contained in this Agreement are references to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Any reference in any Section or definition to any clause is, unless otherwise specified, to such clause of such Section or definition.

1.4           Other Terms. Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP. Terms defined in other Sections of this Agreement shall have the meanings set forth therein.

SECTION 2  AMOUNTS AND TERMS OF OBLIGATIONS

2.1           Term Loan.

(a)     On the date hereof, the Lender agrees to extend to the Company the Term Loan in an aggregate principal amount of $11,000,000.00 and such Term Loan shall be subject to all of the terms and conditions set forth in this Agreement. The Term Loan made by the Lender pursuant hereto shall be evidenced by the Term Note.

(b)     The Company shall pay all accrued and unpaid interest on the Term Loan on August 29, 2014 and on the last day of each February, May, August, and November thereafter commencing on November 30, 2014 and continuing until the Term Loan is paid in full. Prior to an Event of Default, interest shall accrue on the aggregate unpaid principal amount outstanding under the Term Note at a rate per annum equal to three and twenty-nine hundredths percent (3.29%). Interest shall be computed and adjusted daily based on the actual number of days elapsed in a year of 360 days. The Company shall pay principal outstanding under such Term Note (i) in a one-time payment of $9,000,000 no later than August 29, 2014 and (ii) in equal quarterly installments equal to $181,818 commencing on November 30, 2014 and on the last day of each February, May, August, and November thereafter, and a final payment of the outstanding principal balance together with all unpaid principal and accrued interest on the Termination Date. Amounts paid or prepaid on the Term Loan may not be reborrowed.

2.2           Interest After Default. After an Event of Default, each of the Obligations shall bear interest at the rate of three percent (3%) per annum in excess of the applicable rates set forth in this Agreement. In no event shall the interest rate under the Note exceed the highest rate permitted by law.

2.3           Loan Account. The Lender will enter as a debit to the Loan Account the aggregate principal amount of each Obligation as disbursed or issued from time to time. The Lender shall also record in the Loan Account, in accordance with the Lender’s customary accounting practices, all accrued interest and all other charges, expenses and other items properly chargeable to the Company hereunder or under the Related Documents, all payments made by the Company with respect to the Obligations, and all other debits and credits. Not more frequently than once each month, the Lender shall render a statement of account of the Loan Account (including a statement of the outstanding principal balance of the Loans, accrued and unpaid interest on the Loans, accrued fees and expenses and the applicable interest rate for each Loan) which statement shall be considered correct and accepted by the Company and conclusively binding upon the Company absent manifest error, unless the Company notifies the Lender to the contrary within 30 days the Company’s receipt of such statement; provided, however, that the Lender is entitled to adjust the Company’s Loan Account for any manifest errors and Company may notify Lender that any such adjusted statement is not correct and/or is not accepted within 30 days of the Company’s receipt of such adjusted statement.

2.4           Payments. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day in good funds, and such extension of time shall in such case be included in the computation of payment of interest on the Notes. The Lender may debit to the depository accounts maintained by the Company with the Lender all payments on the Obligations when due without prior notice to or consent of the Company.

2.5           Optional Prepayments. The Company may, at its option and at any time, prepay the Obligations in whole or in part.

2.6           Effect of Regulatory Change. If there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on the Lender (or the Lender’s holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of the Lender or other conditions affecting the extensions of credit under this Agreement; then the Company shall pay to the Lender such additional amount as the Lender deems necessary to compensate the Lender for any increased cost to the Lender attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on the Lender’s capital and/or the Lender’s revenue attributable to such extension(s) of credit. The Lender’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 15 days of demand and, if recurring, as otherwise billed by the Lender.

2.7           No Obligation to Extend or Forbear. The Company acknowledges and agrees that the Lender: (a) upon execution hereof, has no duty or obligation of any kind to, and has made no representations of any kind or nature that the Lender will, extend credit or any other kind of financial accommodations to the Company after the Termination Date, or forbear at any time from the exercise of any of its rights or remedies under this Agreement, the Related Documents and applicable law; and (b) may at any time, in its sole and absolute discretion, exercise whatever rights and remedies the Lender may have under this Agreement, the Related Documents and applicable law. All Obligations shall be due in full on the Termination Date without further notice or demand.

SECTION 3  REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and make and incur the Obligations as herein provided, the Company hereby represents and warrants to the Lender as follows:

3.1           Organization, Qualification and Subsidiaries. The Company is lawfully existing and in good standing as a Michigan corporation and as a registered bank holding company under the Bank Holding Company Act of 1956. The Company and each Subsidiary are lawfully existing and in good standing under the laws of their respective jurisdiction of incorporation or organization, and are duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a Material adverse impact on the consolidated assets, condition or prospects of such Subsidiary or the Company. The Company has the corporate power and authority and all necessary licenses, permits and franchises to borrow hereunder, and to own its assets and conduct its business as presently conducted. All of the issued and outstanding capital stock of the Company and each of its Subsidiaries has been validly issued and is fully paid and non-assessable. Except as set forth on Schedule 3.1 attached hereto, as of the date hereof, (a) the Company has no Subsidiaries; and (b) the Company does not own, directly or indirectly, more than 1% or $100,000, whichever is greater, of the total outstanding shares of any class of capital stock of any other Person.

3.2           Financial Statements. The Company’s year-end audited financial statements for December 31, 2013, audited by BDO USA, LLP, were prepared in accordance with GAAP consistently applied throughout the applicable period, excepting any change in accounting methodology and/or business combination reporting resulting from the adoption of new accounting guidance, and present fairly the financial condition of the Company as of such date and the results of its operations and cash flows for the period then ended. The balance sheets and footnotes thereto show all known Material liabilities, direct or contingent, of the Company and its Subsidiaries as of the respective dates thereof in accordance with GAAP. There has been no Material Adverse Effect since December 31, 2013. The Company’s Fiscal Year begins on January 1.

3.3           Authorization. The making, execution, delivery and performance of this Agreement and the Related Documents by the Company have each been duly authorized by all necessary corporate action. The valid execution, delivery and performance of this Agreement, the Related Documents and the transactions contemplated hereby and thereby, are not and will not be subject to any approval, consent or authorization of any Government Authority. This Agreement and the Related Documents are the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; (b) legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies, and (c) general principles of equity and applicable laws or court decisions limiting the enforceability of particular provisions.

3.4           Absence of Conflicting Obligations. The making, execution, delivery and performance of this Agreement and the Related Documents, and compliance with their respective terms, do not violate or constitute a default, breach or violation under (i) any Requirements of Law or (ii) any Material covenant, indenture, deed, lease, contract, agreement, mortgage, deed of trust, note or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound.

3.5           Taxes. The Company has, and its Subsidiaries have, filed all federal, state, foreign and local tax returns which were required to be filed, except those returns for which the due date has been validly extended. The Company has, and its Subsidiaries have, paid or made provisions for the payment of all taxes, assessments, fees and other governmental charges owed, and no Material tax deficiencies have been proposed, threatened or assessed against the Company or its Subsidiaries. The federal income tax liability of the Company and its Subsidiaries has been paid for all taxable years up to and including the taxable year ended December 31, 2012, and there is no pending or, to the best of the Company’s knowledge, threatened Material tax controversy or dispute as of the date hereof.

3.6           Absence of Litigation. There is no pending or, to the knowledge of the Company, threatened litigation or administrative proceeding at law or in equity which would, if adversely determined, result in a Material Adverse Effect, and, to the best of the Company’s knowledge after diligent inquiry, there are no presently existing facts or circumstances likely to give rise to any such litigation or administrative proceeding.

3.7           Accuracy of Information. All information, certificates or statements given or made by the Company to the Lender in connection with or pursuant to this Agreement and the Related Documents were accurate, true and complete in all Material respects when given, continue to be accurate, true and complete as of the date hereof, and do not contain any untrue statement or omission of a Material fact necessary to make the statements herein or therein not misleading; provided, that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable. There is no fact known to the Company which is not set forth in this Agreement, the Related Documents or other documents, certificates or statements furnished to the Lender by or on behalf of the Company in connection with the transactions contemplated hereby and which will, or which in the future may (so far as the Company can reasonably foresee), cause a Material Adverse Effect.

3.8           Ownership of Property. The Company and each of its Subsidiaries has good and marketable title to all of its Material Property, including, without limitation, the Property reflected in the Company's balance sheets most recently delivered to or received by the Lender. There are no Material Liens of any nature on any of the Property except Permitted Liens. All Property useful or necessary in the Company’s and its Subsidiaries’ business, whether leased or owned, is in adequate condition and, to the best of the Company’s knowledge conforms to all applicable Requirements of Law in all Material respects. The Company and each Subsidiary owns (or is licensed to use) and possesses all such patents, trademarks, trade names, service marks, copyrights and rights with respect to the foregoing as are reasonably necessary for the conduct of the business(es) of the Company and such Subsidiaries as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons, except to the extent such infringement could not reasonably be expected to cause a Material Adverse Effect.

3.9           Federal Reserve Regulations. The Company and its Subsidiaries will not, directly or indirectly use any proceeds of the Obligations to: (a) purchase or carry any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended); (b) extend credit to other Persons for any such purpose or refund Indebtedness originally incurred for any such purpose, except in compliance with all Requirements of Law; or (c) otherwise take or permit any action which would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation of the Board of Governors of the Federal Reserve System.

3.10         ERISA. The Company and each of its Subsidiaries and anyone under common control with the Company under Section 4001(b) of ERISA is in compliance in all Material respects with the applicable provisions of ERISA and, except where any such occurrence would not cause a Material Adverse Effect: (a) no “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code has occurred; (b) no “reportable event” as defined in Section 4043 of ERISA has occurred; (c) no “accumulated funding deficiency” as defined in Section 302 of ERISA (whether or not waived) has occurred; (d) there are no unfunded vested liabilities of any Employee Plan administered by the Company or its Subsidiaries; and (e) the Company and its Subsidiaries or the plan sponsor has timely filed all returns and reports required to be filed for each Employee Plan.

3.11         Places of Business. As of the date hereof, the principal place of business and chief executive office of the Company is located at the address specified in Section 8.7 for the Company, and the corporate books and records of the Company are located and hereafter shall continue to be located at the Company’s principal place of business and chief executive office.

3.12         Other Names. The business conducted by the Company (and not of its Subsidiaries) has not been conducted under any other corporate, trade or fictitious name during the last five years, and following the date hereof the Company will not conduct its business under any other corporate, trade or fictitious name unless the Company shall have delivered at least thirty (30) days’ prior written notice to the Lender of such name change.

3.13         Not an Investment Company. The Company is not (a) an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “holding company” or a “subsidiary” of a “holding company” or an “affiliate of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005.

3.14         No Defaults. Neither the Company nor any Subsidiary is in default under or in violation of (a) any Requirements of Law, (b) any covenant, indenture, deed, lease, agreement, mortgage, deed of trust, note or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, or to which any of its Property is subject, or (c) any Indebtedness; or if any default or violation under Sections 3.14(a), (b) or (c) exists, the failure to cure such default or violation would not result in a Material Adverse Effect.

3.15         Environmental Laws. The business of the Company and each of its Subsidiaries has been operated in all Material respects in compliance with all Environmental Laws and neither the Company nor any Subsidiary is subject to any known Environmental Liability relating to the conduct of its business or the ownership of its Property and no facts or circumstances are known to exist which could give rise to such Environmental Liabilities, except for such Environmental Liabilities that in the aggregate would not cause a Material Adverse Effect. No notice has been served on the Company or any Subsidiary claiming any violation of Environmental Laws, asserting Environmental Liability or demanding payment or contribution for Environmental Liability or violation of Environmental Laws which would cause a Material Adverse Effect.

3.16         Labor Matters. There are no labor disputes between the Company or any Subsidiary, and any of its employees which individually or in the aggregate, if resolved in a manner adverse to the Company or a Subsidiary, would result in a Material Adverse Effect.

3.17         Solvency. The Company is not “insolvent,” nor will the Company’s incurrence of loans, direct or contingent, to repay the Obligations render the Company “insolvent.” For purposes of this Section 3.17, a corporation is “insolvent” if (i) the “present fair salable value” (as defined below) of its assets is less than the amount that will be required to pay its probable liability on its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured; (ii) its property constitutes unreasonably small capital for it to carry out its business as now conducted and as proposed to be conducted including its capital needs; (iii) it intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and amounts to be payable on or in respect of debt of it), or the cash available to it after taking into account all of its other anticipated uses of the cash is anticipated to be insufficient to pay all such amounts on or in respect of its debt when such amounts are required to be paid; or (iv) it believes that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), or the cash available to it after taking into account all other anticipated uses of its cash, is anticipated to be insufficient to pay all such judgments promptly in accordance with their terms. For purposes of this Section 3.17, the following terms have the following meanings: (x) the term “debts” includes any legal liability, whether matured or unmatured, liquidated, absolute, fixed or contingent, (y) the term “present fair salable value” of assets means the amount which may be realized, within a reasonable time, either through collection or sale of such assets at their regular market value and (z) the term “regular market value” means the amount which a capable and diligent businessman could obtain for the property in question within a reasonable time from an interested buyer who is willing to purchase under ordinary conditions.

3.18         Bank Holding Company. The Company has complied in all Material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended, and there are no conditions precedent to its engaging in the business of being a registered bank holding company.

3.19         FDIC Insurance. The deposits held by each Bank Subsidiary of the Company are insured by the FDIC to the maximum extent permitted by applicable federal law, provided that any Bank Subsidiary may, after the date of this Agreement, opt out of the FDIC Transaction Account Guarantee Program, and no event, act or omission has occurred which would adversely affect the status of any Bank Subsidiary as an FDIC-insured bank.

3.20         Investigations. Neither the Company nor any Bank Subsidiary is (a) under investigation by any Regulatory Authority or any other Government Authority which could reasonably be expected to cause a Material Adverse Effect, or (b) is operating under any Material formal or informal restrictions or understandings imposed by or agreed to in connection with any Regulatory Authority or any other Government Authority.

SECTION 4  CONDITIONS PRECEDENT TO OBLIGATIONS

4.1           Initial Obligations. In addition to the terms and conditions otherwise contained herein, the obligation of the Lender to make any Loan or incur any Obligation is conditioned on the satisfaction of the following conditions precedent, and for conditions (a) through (e) below, Lender receiving the specified items in form, detail and content reasonably satisfactory to the Lender and its counsel:

(a)     the executed Term Note;

(b)     a certificate of the secretary or an assistant secretary of the Company, and each of its Bank Subsidiaries certifying (i) an attached complete and correct copy of its bylaws; (ii) an attached complete and correct copy of resolutions duly adopted by its board of directors which have not been amended since their adoption and remain in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which it is a party; (iii) that its articles of incorporation or charter have not been amended since the date of the last date of amendment thereto indicated on the certificate of the secretary of state; and (iv) as to the incumbency and specimen signature of each officer executing this Agreement and all other Related Documents to which it is a party, and including a certification by another officer as to the incumbency and signature of the secretary or assistant secretary executing the certificate;

(c)     the opinion of counsel for the Company in form and substance reasonably satisfactory to the Lender and its counsel;

(d)     certificates of status or good standing for the Company issued by the Michigan Department of Licensing and Regulatory Affairs, in which the Company's principal place of business is located, and certified copies of the Articles of Incorporation for the Company, all issued by the Michigan Department of Licensing and Regulatory Affairs within thirty (30) days of the date hereof;

(e)     certification that there are no (i) Material Liens of record on the Property of the Company only (and not any of its Subsidiaries) other than Permitted Liens and (ii) Material Liens of record on the Property of any Bank Subsidiary other than Permitted Liens;

(f)     there shall not exist on any Default or Event of Default;

(g)     all of the representations and warranties of the Company contained in this Agreement and the other Related Documents are true and correct in all material respects on such purchase date; and

(h)     the Lender is satisfied in its sole discretion that there has been no Material Adverse Effect since December 31, 2013.

SECTION 5  AFFIRMATIVE COVENANTS

The Company covenants and agrees to and for the benefit of the Lender, that, from and after the date of this Agreement and until the Termination Date and until the entire amount of all Obligations to the Lender are paid in full, it shall and, with the exception of Sections 5.8, 5.9 and as specified in Section 5.10, shall cause each Subsidiary to:

5.1           Corporate Existence; Compliance With Laws; Maintenance of Business; Taxes. (a) Maintain its corporate existence, licenses, permits, rights and franchises, except where the failure to do so would not be expected to have a Material Adverse Effect; (b) comply in all Material respects with all Requirements of Law; (c) conduct its business substantially as now conducted and proposed to be conducted; (d) pay before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided, except where the failure to do so would not be expected to have a Material Adverse Effect.

5.2           Maintenance of Property; Insurance.

(a)     Keep all Property Material to its business, useful and necessary in its business, whether leased or owned, in adequate condition.

(b)     Maintain with good, reputable and financially sound insurance underwriters insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business and such other insurance as may be required by law or as may be reasonably required in writing by the Lender. Upon the Lender’s request, the Company shall furnish copies of all such insurance policies or a certificate evidencing that the Company has complied with the requirements of this paragraph on the date hereof and on each renewal date of such policies.

5.3           Financial Statements; Notices. Maintain an adequate system of accounting in accordance with sound accounting practice, and furnish to the Lender such information respecting the business, assets and financial condition of the Company and its Subsidiaries as the Lender may reasonably request and, without request, furnish to the Lender:

(a)     as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, financial statements including the balance sheet for the Company and its Subsidiaries as of the end of each such Fiscal Quarter and statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for each such Fiscal Quarter and for that part of the Fiscal Year ending with such Fiscal Quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year certified as true, correct and complete, subject to review and normal year-end adjustments, by the chief financial officer of the Company. The Lender agrees that posting to EDGAR of the Form 10-Q for the Company for each Fiscal Quarter will meet all financial statement delivery requirements of this Section 5.3(a);

(b)     as soon as available, and in any event within seventy-five (75) days after the close of each Fiscal Year, a copy of the detailed annual audit report for such year and accompanying financial statements for the Company and its Subsidiaries as of the end of such year, containing balance sheets and statements of income, changes in shareholders’ equity and cash flows for such year and for the previous Fiscal Year, as audited by BDO USA, LLP or other independent certified public accountants of recognized standing selected by the Company and satisfactory to the Lender, which report shall be accompanied by (i) the unqualified opinion of such accountants to the effect that the statements present fairly, in all Material respects, the financial position of the Company as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP; and (ii) a certificate of such accountants stating that their audit disclosed no Default or that their audit disclosed a Default and specifying the same and the action taken or proposed to be taken with respect thereto. The Lender agrees that the posting to EDGAR of the FORM 10-K for the Company for each Fiscal Year will meet all financial statement delivery requirements of this Section 5.3(b);

(c)     as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (including any Fiscal Quarter that completes a Fiscal Year), copies of the Company’s quarterly Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP and Consolidated Financial Statements for Bank Holding Companies – FR Y-9C prepared by the Company in compliance with the requirements of each applicable Regulatory Authority. The Lender agrees that the posting to the applicable Regulatory Authority’s website of the Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP and Consolidated Financial Statements for Bank Holding Companies – FR Y-9C for the Company will meet all report delivery requirements of this Section 5.3(c);

(d)     as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (excluding any Fiscal Quarter that completes a Fiscal Year) and sixty (60) days after the end of each Fiscal Year, the certificate of the president or chief financial officer of the Company substantially in the form of Exhibit B attached hereto: (i) showing the calculations of the financial covenants contained herein; (ii) stating that a review of the activities of the Company during such period has been made under his supervision to determine whether the Company has observed, performed and fulfilled each and every covenant and condition in this Agreement and the Related Documents; and (iii) stating that no Default has occurred (or if such Default has occurred, specifying the nature thereof and the period of existence thereof and the steps, if any, being undertaken to correct the same);

(e)     as soon as available, and in any event within five (5) Business Days of filing, a copy of each other filing and report made by the Company with or to any securities exchange or the Securities and Exchange Commission, and of each communication from the Company to its equity holders generally. The Lender agrees that the posting to EDGAR of any such communication will meet all filing and report delivery requirements of this Section 5.3(e);

(f)     as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, the complete Call Report and/or Thrift Financial Report, as applicable, prepared by Company and/or each Bank Subsidiary at the end of such Fiscal Quarter in compliance with the requirements of each applicable Regulatory Authority The Lender agrees that the posting to the applicable Regulatory Authority’s website of the Call Report and/or Thrift Financial Report, as applicable, for the Company and each Bank Subsidiary will meet all report delivery requirements of this Section 5.3(f);

(g)     as soon as available, and in any event within five days (5), but without duplication of any other requirements set forth in this Section 5.3, a copy of all periodic reports which are required by law to be furnished to any Regulatory Authority having jurisdiction over the Company or any Bank Subsidiary (including, without limitation, Federal Reserve Bank reports, but excluding any report which applicable law or regulation prohibits the Company or a Bank Subsidiary from furnishing to the Lender). The Lender agrees that the posting to the applicable Regulatory Authority’s website for the Company and each Bank Subsidiary will meet all report delivery requirements of this Section 5.3(g); and

(h)     promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken with respect thereto: (i) the occurrence of any Default; (ii) the institution of, or any Materially adverse determination or development in, any Material litigation, arbitration proceeding or governmental proceeding; (iii) the occurrence of a “reportable event” under, or the institution of steps by the Company or any Subsidiary to withdraw from, or the institution of any steps to terminate, any Employee Plan as to which the Company or any Subsidiary may have a Material liability; (iv) the commencement of any dispute which could reasonably be expected to lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Related Document; or (v) any event which would have a Material Adverse Effect; (vi) any change in the Chief Executive Officer or Executive Vice President of the Company or any change in the Chief Executive Officer of any Bank Subsidiary.

The financial statements referred to in Sections 5.2(a) and (b) herein shall be complete and correct in all Material respects and shall be prepared in reasonable detail and on a consolidated and consolidating basis in accordance with GAAP, applied consistently throughout all accounting periods, excepting any change in accounting methodology and/or business combination reporting resulting from the adoption of new accounting guidance; provided that: (i) with respect to projected financial information, the Company represents that such information was prepared in good faith based upon assumptions believed to be reasonable; and (ii) unaudited interim financial statements may be subject to customary year-end adjustments and not include all notes required by GAAP. The financial statements required by Sections 5.2(c), (f) and (g) will comply with the applicable regulatory requirements.

5.4           Inspection of Property and Records. At any reasonable time following reasonable notice, as often as may be reasonably desired and at the Company’s expense, permit representatives of the Lender to visit the Company’s and its Subsidiaries’ Property, to reasonably examine the Company’s and its Subsidiaries books and records as they relate specifically to compliance with this Agreement and the Related Documents and to reasonably discuss the Company’s and its Subsidiaries’ affairs, finances and accounts as they relate specifically to compliance with this Agreement and the Related Documents, with its respective officers and independent certified public accountants (who shall be instructed by the Company to comply with reasonable requests of the Lender or its agents for access to the work papers of such accountants) and the Company shall reasonably facilitate such inspection and examination. Notwithstanding the foregoing, the Company shall only be obligated to pay for one such inspection per year so long as no Default or Event of Default has occurred.

5.5           Use of Proceeds. Use the entire proceeds of the Obligations only to fund a special dividend payable to shareholders of the Company in connection with the First Bank Merger, merger related expenses incurred in connection with the First Bank Merger and general corporate purposes of the Company and its Subsidiaries.

5.6           Comply With, Pay and Discharge All Notes, Mortgages, Deeds of Trust and Leases. Comply with, pay and discharge all existing notes, mortgages, deeds of trust, leases, indentures and any other contractual arrangements to which the Company or any Subsidiary is a party (including, without limitation, all Indebtedness) in accordance with the respective terms of such instruments so as to prevent any default thereunder, except where the failure to do so would not be expected to have a Material Adverse Effect.

5.7           Environmental Compliance.

(a)     Maintain at all times all Material permits, licenses and other authorizations required under Environmental Laws, and comply in all Material respects with all terms and conditions of the required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

(b)     Notify the Lender promptly upon obtaining knowledge that (i) any Property previously or presently owned or operated is the subject of a Material environmental investigation by any Government Authority having jurisdiction over the enforcement of Environmental Laws, (ii) the Company or any of its Subsidiaries has been or may be named as a responsible party subject to a Material Environmental Liability, or (iii) the Company obtains knowledge of any Hazardous Substance located on any Property of the Company that could reasonably be expected to lead to a Material Environmental Liability.

(c)     At any reasonable time following the Company’s notification to the Lender pursuant to Section 5.7(b) hereof or the Lender otherwise becoming aware of any of the items described in Section 5.7(b) hereof, following reasonable notice from the Lender, and as often as may be reasonably necessary, permit the Lender or an independent consultant selected by the Lender to conduct an environmental investigation satisfactory to the Lender for the purpose of determining whether there exists any condition or circumstance which may require a cleanup, removal or other remedial action by the Company or a Subsidiary with respect to any Hazardous Substance. The Company and its Subsidiaries shall facilitate such environmental audit. The Lender shall provide the Company, at the Company’s request, with all reports and findings but the Company may not rely on such environmental investigation for any purpose. Reasonable costs for any environmental investigation of Property by the Lender shall be at the Company’s expense where conducted (i) under this Section 5.7(c), (ii) upon the occurrence of an event described in Section 5.7(b), or (iii) at any time the Property is the subject of an environmental investigation by a Government Authority having jurisdiction over the enforcement of Environmental Laws; provided, however, that the Lender’s environmental investigation shall not be at the Company’s expense if (i) a Government Authority or a firm or firms of geotechnical engineers and/or environmental consultants hired by the Company and reasonably acceptable to the Lender shall undertake to make an environmental audit, and (ii) the Company shall provide the Lender at the Company’s expense with, and the Lender shall be entitled to rely on, all reports and findings of such Government Authority or geotechnical engineers as soon as such reports and findings are made available to the Company.

Notwithstanding the foregoing, nothing contained in this Agreement, or in the Related Documents, or in the enforcement of this Agreement or the Related Documents, shall constitute or be construed as granting or providing the right, power or capacity to the Lender to exercise (a) decision making control of the Company’s or any Subsidiary’s compliance with any environmental law, or (b) day to day decision making of the Company or any Subsidiary with respect to (i) compliance with environmental laws or (ii) all or substantially all of the operational aspects of the Company or any Subsidiary.

5.8           Fees and Costs.

(a)     Pay the Lender a facility fee in consideration for the Term Loan made hereunder in an amount equal to twenty-five basis points (0.25%) of the original principal balance of the Term Note payable on the date hereof.

(b)     Pay immediately upon receipt of an invoice the reasonable fees and expenses to be reimbursed to the Lender pursuant to Section 5.4, including, without limitation, travel expenses incurred by representatives of the Lender.

(c)     Pay immediately upon receipt of an invoice from the Lender all reasonable fees and expenses to be reimbursed to the Lender pursuant to this Agreement, the Related Documents and the Obligations, and any amendments thereof and supplements thereto, including, without limitation, the reasonable fees of counsel in connection with the preparation and negotiation of this Agreement, the Related Documents and all amendments thereto, and any waivers of the terms and provisions thereof and the consummation of the transactions contemplated herein.

(d)     Pay immediately upon receipt of an invoice from the Lender all reasonable fees and expenses (including attorneys’ fees) incurred by the Lender in seeking advice under this Agreement and the Related Documents with respect to protection or enforcement of the Lender’s rights and remedies under this Agreement and the Related Documents and with respect to the Obligations (including collection thereof) and all costs and expenses which may be incurred by the Lender as a consequence of a Default as provided in Section 7.2 and all reasonable fees and expenses incurred by the Lender in connection with any bankruptcy, receivership, conservatorship or other debtor relief proceeding or any federal or state liquidation, rehabilitation or supervisory proceeding involving the Company or any of its Subsidiaries.

5.9           Indemnity. Indemnify the Lender, and its employees, officers, directors, shareholders, agents, attorneys, successors and permitted assigns against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees and expenses, incurred by them arising out of, in any way connected with, or as a result of: (a) this Agreement or the Related Documents or the transactions contemplated hereby or protection or enforcement of the Lender’s rights under this Agreement or the Related Documents; (b) the execution and delivery of this Agreement by the Company and the performance of the Obligations; (c) any violation of Environmental Laws or any other Requirements of Law by the Company or any Subsidiary or any of its Property as well as any cost or expense incurred in remedying such violation; and (d) any claim, litigation, investigation or proceedings relating to any of the foregoing or the transactions contemplated by this Agreement, whether or not the Lender is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses where caused by any gross negligence, willful misconduct or bad faith of the Lender or its employees, officers, directors, agents, attorneys, successors or permitted assigns. The foregoing indemnities shall survive the Termination Date, the consummation of the transactions contemplated by this Agreement, the repayment of the Obligations and the invalidity or unenforceability of any term or provision of this Agreement or of the Related Documents and shall remain in effect regardless of any investigation made by or on behalf of the Lender or the Company and the content or accuracy of any representation or warranty made under this Agreement.

5.10         Financial Covenants.

(a)     With respect to each Bank Subsidiary, maintain at the end of each Fiscal Quarter a Total Risk-Based Capital Ratio equal to or greater than 12.00%.

(b)     With respect to each Bank Subsidiary, and on a consolidated basis for the Company, maintain at all times such capital as may be necessary to be classified as a “well capitalized” institution in accordance with all laws and regulations (as such laws and regulations may be amended, supplemented or otherwise modified from time to time) of the FDIC and each other Regulatory Authority that has supervisory authority over such Subsidiary.

(c)     With respect to all Bank Subsidiaries measured on a combined basis, as of the end of each Fiscal Quarter, maintain a ratio of Non-Performing Assets to Tangible Capital not to exceed 18.0%.

(d)     With respect to all Bank Subsidiaries measured on a combined basis, as of the end of each Fiscal Quarter, maintain a ratio of Loan Loss Reserves to Non-Performing Loans of not less than 80%.

(e)     With respect to the Company, maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1, as of the end of each Fiscal Quarter beginning December 31, 2014, and measured (i) on an annualized single quarter basis through the Fiscal Quarter ending December 31, 2015, and (ii) for the prior four quarter period for all Fiscal Quarters ending thereafter.

5.11         Regulatory Compliance. At all times remain in Material compliance with all regulatory rules and requirements of or imposed by the FDIC and all other Regulatory Authorities which are applicable to or govern the Company or any of its Subsidiaries.

SECTION 6  NEGATIVE COVENANTS

The Company covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until all Obligations to the Lender are paid in full, the Company and each Subsidiary shall not directly or indirectly without the prior written consent of the Lender:

6.1           Change of Control; Consolidation, Merger, Acquisitions, Etc. Other than the Firstbank Merger, (a) Enter into a Change of Control transaction; or (b) purchase or otherwise acquire all or substantially all of the assets or stock of a Person (which Person would, upon the consummation of such transaction, become a Bank Subsidiary).

6.2           Holding Company Indebtedness. With respect to the Company only (and not any of its Subsidiaries) issue, create, incur, assume or otherwise become liable with respect to (or agree to issue, create, incur, assume or otherwise become liable with respect to), or permit to remain outstanding, any Holding Company Indebtedness, except: (a) the Obligations; and (b) Holding Company Indebtedness disclosed on the Company’s quarterly Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP dated March 31, 2014.

6.3           Bank Subsidiary Indebtedness. With respect to each Bank Subsidiary, permit such Bank Subsidiary to issue, create, incur, assume or otherwise become liable with respect to (or agree to issue, create, incur, assume or otherwise become liable with respect to), or permit to remain outstanding, any Bank Subsidiary Indebtedness.

6.4           Liens; Negative Pledges. With respect to (a) the Company only (and not any of its Subsidiaries), create or permit to be created or allow to exist any Lien upon or interest in any of the capital stock of its Subsidiaries, and (b) any Bank Subsidiary only, create or permit to be created or allow to exist any Lien upon or interest in any Property of such Bank Subsidiary except Permitted Liens. The Company further agrees that it shall not, without the prior written consent of the Lender, enter into, become a party to or become subject to any negative pledge agreement relating to any of the capital stock of its Subsidiaries with any third party except as set forth in the Related Documents.

6.5           Loans; Investments. With respect to the Company (and not any of its Bank Subsidiaries) make or commit to make advances, loans, extensions of credit or capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except, advances in the ordinary course of business to Subsidiaries consistent with past practices, or for purposes of merging or consolidating Subsidiaries, or as otherwise permitted by applicable governmental laws and regulations, or as otherwise permitted by this Section 6.

6.6           Compliance with ERISA. (a) Terminate any Employee Plan so as to result in any Material liability to PBGC; (b) engage in any “prohibited transaction” (as defined in Section 4975 of the Code) involving any Employee Plan which would result in a Material liability for an excise tax or civil penalty in connection therewith; or (c) incur or suffer to exist any Material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any condition, which presents a risk of incurring a Material liability to PBGC by reason of termination of any such Employee Plan.

6.7           Affiliates. Permit any transaction with any Affiliate of the Company or a Subsidiary that violates Section 23A or 23B of the Federal Reserve Act, as amended, or enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any material payment or transfer to, any Affiliate of the Company or a Subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.

SECTION 7  DEFAULT AND REMEDIES

7.1           Events of Default Defined. Any one or more of the following shall constitute an “Event of Default”:

(a)           the Company shall fail to pay any Obligation (including, without limitation, the Note and the payments required by Sections 2.1) within three (3) days when the same shall become due and payable, whether upon demand, at maturity, by acceleration or otherwise,;

(b)           the Company or any of its Subsidiaries shall fail to observe or perform any of the covenants, agreements or conditions contained in Sections 5.1(a), 5.2(b), 5.4, 5.10, or any provision of Section 6;

(c)           the Company or any of its Subsidiaries shall fail to observe or perform any of the other covenants, agreements or conditions contained in this Agreement or the Related Documents and such failure shall continue for thirty (30) days after Company’s receipt written notice of such failure by Lender;

(d)           the Company or any of its Subsidiaries shall default (as principal or guarantor or otherwise) in the payment of any other Indebtedness aggregating $500,000 or more, or with respect to any of the provisions of any agreement evidencing such Indebtedness, and such default shall continue beyond any period of grace, if any, specified in such agreement, unless the Company or such Subsidiary is contesting such default in good faith and the Lender agrees, in its reasonable discretion, that the Company or such Subsidiary is so-contesting such default;

(e)           any representation or warranty made by the Company herein or in any of the Related Documents or in any certificate, document or financial statement delivered to the Lender shall prove to have been incorrect in any Material adverse respect as of the time when made or given;

(f)            a final judgment (or judgments) for the payment of amounts aggregating in excess of $500,000 shall be entered and final against the Company or any of its Subsidiaries, and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded or unstayed after thirty (30) days from the date of entry thereof;

(g)           the Company or any of its Subsidiaries shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or such Subsidiary or a substantial part of its respective assets; (vi) suffer a rehabilitation proceeding, custodianship, receivership, conservatorship or trusteeship to continue undischarged for a period of sixty (60) days or more; (iv) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (v) by any act or omission indicate its consent to, approval of or acquiescence in any rehabilitation proceeding or any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver, conservator or any trustee for it or any substantial part of any of its properties; or (vi) adopt a plan of liquidation of its assets;

(h)           if any Person shall: (i) petition or apply to any tribunal for the appointment of a custodian, receiver, conservator or any trustee for the Company or any Subsidiary or a substantial part of its respective assets which continues undischarged for a period of sixty (60) days or more; (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, rehabilitation, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more;

(i)            (i) the FDIC, the Federal Reserve Board, the Office of the Comptroller of the Currency, or any other Regulatory Authority shall (A) issue any formal or informal Material notice, order or directive involving activities deemed unsafe or unsound by the Company or any of its Subsidiaries, (B) issue a memorandum of understanding, capital maintenance agreement, cease and desist order or other directive (including a capital raise directive) involving the Company or any of its Subsidiaries, (C) cause the suspension or removal of the Chief Executive Officer or any Executive Vice President of the Company or the Chief Executive Officer of any of the Company’s Subsidiaries, or (D) otherwise restrict the ability of any Bank Subsidiary to pay dividends to the Company without prior regulatory approval, or (ii) the FDIC shall terminate its insurance coverage with respect to the Bank Subsidiaries; or

(j)            this Agreement or any of the Related Documents shall at any time cease to be in full force and effect, or the Company shall attempt to revoke or terminate this Agreement or any Related Document.

7.2           Remedies Upon Event of Default. Upon the occurrence of an Event of Default (which has not been cured to the extent cure is expressly permitted):

(a)     specified in clause (g) or (h) of Section 7.1, then, without presentment, notice, demand or action of any kind by the Lender, all of which are hereby waived: (i) the obligations of the Lender to make any further advances to the Company shall automatically and immediately terminate; and (ii) the entire amount of the Obligations shall be automatically accelerated and immediately due and payable;

(b)     specified in any clauses of Section 7.1 other than clause (g) or (h), the Lender may, without presentment, notice, demand or action of any kind by the Lender, all of which are hereby waived, (i) immediately terminate its obligation to make any further advances to the Company, and the same shall immediately terminate; and (ii) declare the entire amount of the Obligations immediately accelerated, due and payable;

(c)     the Lender may at any time, without prior notice or demand, set off any credit balance or other money now or hereafter owed to the Company or any guarantor against all or any part of the Obligations hereunder; and

(d)     the Lender shall have all of the rights and remedies provided to the Lender by this Agreement and the other Related Documents, and all rights and remedies provided by law and in equity, by statute or otherwise, and no remedy herein conferred upon the Lender is intended to be exclusive of any other right and remedy and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise.

In addition to and not in lieu of any other right or remedy the Lender might have, the Lender at any time and from time to time at its election may (but shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which the Company may be required to do, perform or comply with, which after written demand the Company has failed or refused to do, perform or comply with, and the Company shall reimburse the Lender upon demand for any reasonable cost or expense which the Lender may incur in such respect, together with interest thereon at the rate equal to the rate payable under the Term Note following an Event of Default from the date of such demand until paid. No failure or delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any further exercise thereof or the exercise of any other right or remedy. No remedy herein conferred upon the Lender is intended to be exclusive of any other right and remedy, and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

SECTION 8  MISCELLANEOUS

8.1           Assignability; Successors. The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto. The Company’s rights and liabilities under this Agreement and the Related Documents are not assignable in whole or in part without the prior written consent of the Lender. The Lender may at any time sell, assign or transfer, in whole or in part, to one or more banks or other entities (“Participants”) interests in any Note held by the Lender or any other interest of the Lender in the Obligations. Any such Participant shall be bound by Section 8.2. The Company agrees that upon the occurrence of any Event of Default each Participant shall be deemed to have the right of setoff in respect of its participating interest in the Obligations to the same extent as if the amount of its participating interest were owing directly to it as a lender under this Agreement.

8.2           Confidentiality. The Lender and each Participant will exercise its best efforts to keep any information delivered or made available by the Company to it in connection with this Agreement confidential from anyone other than Persons employed or retained by the Lender who are or are expected to be involved in this Agreement and the transactions it contemplates and who are instructed to keep such information confidential in accordance with this Section; provided, however, that nothing herein shall prevent the Lender from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Lender, (iii) which has been publicly disclosed, (iv) to the extent reasonably required in connection with any litigation to which the Lender or its Affiliates may be a party, (v) to the extent reasonably required in connection with the exercise of any remedy hereunder, and (vii) to the Lender’s legal counsel, Affiliates and independent auditors who are instructed to keep such information confidential in accordance with this Section. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure and any facts that may be relevant to understanding such tax treatment, which materials and facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts; provided, however, the foregoing is not intended to waive the attorney-client privilege or any other privileges, including the tax advisor privilege under Section 7525 of the Code.

8.3           Survival. All agreements, covenants, representations and warranties made herein and in the Related Documents shall survive the execution and delivery of this Agreement and the Related Documents, the making of the Obligations and the termination of this Agreement.

8.4           Governing Law. This Agreement and the Related Documents shall be governed by the internal laws of the State of Wisconsin (regardless of such State’s conflict of laws principles). The parties hereto acknowledge that this Agreement and the Related Documents were all negotiated with the assistance of counsel and, accordingly, such laws shall be applied without reference to any rules of construction regarding the draftsman hereof.

8.5           Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

8.6           Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules attached hereto, and the Related Documents contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other understandings, oral or written, with respect to the subject matter hereof. No amendment, modification, alteration, or waiver of the terms of this Agreement or consent required under the terms of this Agreement shall be effective unless made in a writing, which makes specific reference to this Agreement and which has been signed by the party against which enforcement thereof is sought. Any such amendment, modification, alteration, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.7           Notices. All communications or notices required or permitted by this Agreement shall be in writing, and shall be deemed to have been given or made when delivered in hand, deposited in the mail, or sent by facsimile. Communications or notices shall be delivered personally or by certified or registered mail, postage prepaid, or by facsimile and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

if to the Company:	Mercantile Bank Corporation
310 Leonard Street NW Grand Rapids, MI 49504 Attn: Charles E. Christmas Chief Financial Officer FAX: (616) 726-1203

with copies to:	Gordon R. Lewis
Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street NW Grand Rapids, MI 49503 FAX: (616) 222-2752

if to the Lender:	U.S. Bank National Association
777 East Wisconsin Avenue Milwaukee, WI 53202 Attn: Geri Schesel FAX: (414) 765-6862

with copies to:	Michael Best & Friedrich LLP
100 East Wisconsin, Suite 3300 Milwaukee, WI 53202-4108 Attn: Anthony C. Marino, Esq. FAX: (414) 277-0656

8.8           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.9           Further Assurances. The Company agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Lender may at any time reasonably request in connection with the administration or enforcement of this Agreement or the Related Documents or in order better to assure and confirm unto the Lender its rights, powers and remedies hereunder.

8.10         Submission to Jurisdiction. Any claim or issue arising out of this Agreement or the Related Documents will be enforced or resolved in any state or federal court having subject matter jurisdiction and located in Milwaukee, Wisconsin. For the purpose of any action or proceeding instituted with respect to any such claim, the Lender and the Company hereby irrevocably submit to the jurisdiction of such courts. The Lender and the Company irrevocably consent to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Lender or the Company, as applicable, and each agrees that such service, to the fullest extent permitted by law (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (b) shall be taken and held to be valid personal service upon personal delivery to it. Nothing herein contained shall affect the right of the Lender or the Company to serve process in any other manner permitted by law or preclude the Lender or the Company from bringing an action or proceeding for injunctive relief in respect hereof in any other country, state or place having jurisdiction over such action. The Lender and the Company hereby irrevocably waive, to the fullest extent permitted by law, any objection which it/they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any court located in Milwaukee, Wisconsin and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

8.11         Waiver of Jury Trial. Each party hereto knowingly, voluntarily and without coercion, waives all rights to a trial by jury of all disputes arising out of or in relation to (a) this Agreement or any Related Document to which it is a party, or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection therewith, (b) arising from any relationship existing in connection with this Agreement or and any Related Document, or (c) any act, conduct or omission in connection with this Agreement, the Related Documents or any relationship created thereby, regardless of the time when the same may occur, and agrees that all matters relating thereto and any such action or proceeding shall be tried before a court and not before a jury.

8.12         Inducements. All statements, promises or inducements made to any party hereto in connection with this Agreement and the Related Documents are set forth herein or therein.

8.13         USA Patriot Act; Office of Foreign Assets Control. The Lender hereby notifies the Company and each of its Subsidiaries that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and each of its Subsidiaries, which information includes the name and address of the Company and each of its Subsidiaries and other information that will allow the Lender to identify the Company and each of its Subsidiaries in accordance with the Patriot Act and the Company agrees to provide such information. In addition, and without limiting the foregoing sentence, the Company shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

8.14         Nonliability of the Lender. The relationship between the Company and the Lender shall be solely that of borrower and lender. The Lender shall have no fiduciary responsibilities to the Company or its Subsidiaries. The Company agrees that the Lender shall have no liability to the Company or any of its Subsidiaries (whether sounding in tort, contract, or otherwise) for losses suffered by the Company or any of its Subsidiaries in connection with, unless such losses are the result of gross negligence, willful misconduct or bad faith of the Lender or its employees, officers, directors, agents, attorneys, successors or permitted assigns, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Agreement and the Related Documents, or any act, omission or event occurring in connection herewith or therewith. The Lender shall have no liability with respect to, and the Company hereby waives, releases, and agrees not to sue for, any special, indirect, or consequential damages suffered by the Company in connection with, arising out of, or in any way related to this Agreement, the Related Documents or the transactions contemplated hereby or thereby.

8.15         Recitals. The Recitals to this Agreement are true and correct and are incorporated in this Agreement by this reference.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MERCANTILE BANK CORPORAITON

By:	/s/ Charles E. Christmas
Name:	Charles E. Christmas
Title:	SVP Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Tammy K. Randa
Name:	Tammy K. Randa
Title:	Vice President

S-1

Exhibit A

TERM NOTE

$11,000,000.00	Milwaukee, Wisconsin
May 21, 2014

FOR VALUE RECEIVED, MERCANTILE BANK CORPORATION (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (“Holder”), at the office of Holder in Milwaukee, Wisconsin, or at such other place as Holder may from time to time in writing designate, in lawful money of the United States of America, the principal sum of Eleven Million Dollars ($11,000,000.00). This Note is issued pursuant to that certain Credit Agreement, dated as of May 21, 2014, between Borrower and Holder (as amended, amended and restated, modified, supplemented or extended from time to time, the “Credit Agreement”). This Note shall bear interest on the unpaid balance before maturity (whether upon demand, acceleration or otherwise) at the rates set forth in the Credit Agreement. Capitalized terms not defined in this Note shall have the meanings ascribed thereto in the Credit Agreement.

Borrower also promises to pay all accrued interest on the unpaid principal amount of this Note as is outstanding under the Credit Agreement, payable at such rates and at such times, as provided in the Credit Agreement, and shall pay all other costs, charges and fees due thereunder, all as provided in the Credit Agreement.

Subject to the provisions of the Credit Agreement with respect to acceleration, prepayment or loan limitations, all unpaid principal with respect to the Note, together with accrued interest and all other costs, charges and fees, shall be due and payable in full on the Termination Date.

In the event of any conflict between the terms of this Note and the Credit Agreement, the Credit Agreement shall control.

This Note is issued in and shall be governed by the laws of the State of Wisconsin.

No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.

All makers, endorsers, sureties, guarantors and other accommodation parties hereby waive presentment for payment, protest, notice of demand, notice of dishonor and notice of nonpayment and consent, without affecting their liability hereunder, to any and all extensions, renewals, substitutions and alterations of any of the terms of this Note and to the release of or failure by Holder to exercise any rights against any party liable for or any property securing payment of this Note.

MERCANTILE BANK CORPORATION
By:
Name:
Title:

Schedule 3.1

Subsidiaries

Mercantile Bank of Michigan, a Michigan banking corporation

Wholly-owned bank subsidiary of Mercantile Bank Corporation

Mercantile Bank Capital Trust I

A Delaware business trust subsidiary of Mercantile Bank Corporation

Mercantile Insurance Center, Inc., a Michigan business corporation

Wholly-owned subsidiary of Mercantile Bank of Michigan

Mercantile Bank Real Estate Co., LLC, a Michigan limited liability company

99% owned by Mercantile Bank of Michigan and 1% owned by Mercantile Insurance Center, Inc.

West Lake Associates, LLC, a Michigan limited liability company

Wholly-owned subsidiary of Mercantile Bank of Michigan

Material Shareholdings